EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF INCORPORATION

Integra Bank NA	United States
* IBNK Leasing Corp.	State of Indiana
* Integra Illinois Investment Co., LLC	State of Delaware
** Integra Loan Company, LLC	State of Delaware
*** Total Title Services, LLC	State of Indiana
Integra Capital Trust II	State of Delaware
Integra Capital Statutory Trust III	State of Connecticut
Integra Capital Statutory Trust IV	State of Delaware
Integra Capital Statutory Trust V	State of Delaware
Integra Reinsurance Company, LTD	Turks and Caicos Islands

* - Wholly owned subsidiary of Integra Bank NA
**- Ninety-nine percent owned by Integra Illinois Investment Co., LLC and one percent owned by Integra Bank NA
***- Sixty-five and one half percent ownership by Integra Bank NA